Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
EDEN Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com

EDEN Bioscience Announces Third Quarter 2003 Financial Results

Company to Introduce Two New Products - Messenger STS™ and Employ™

BOTHELL, WA — (MARKET WIRE) — 10/23/2003 — EDEN Bioscience Corporation (NASDAQ:EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its third quarter ended September 30, 2003.

Net revenue for the third quarter of 2003 was $103,000, which compares to net revenue of $60,000 in the third quarter of 2002. Revenue is derived solely from sales of Messenger® to distributors. Net loss in the third quarter was $2.5 million, or $0.10 per weighted average common share, compared to a net loss of $4.7 million, or $0.19 per weighted average common share in the third quarter of 2002. Per-share loss amounts for the quarter are based on weighted average common shares of 24.4 million in 2003 and 24.3 million in 2002.

The company estimates that distributors sold approximately 75,000 ounces of Messenger to growers in the third quarter of 2003, compared to approximately 143,000 ounces in the same period in 2002. For the first nine months of 2003, the company estimates that distributors sold approximately 497,000 ounces to growers, compared to approximately 611,000 ounces in the same period in 2002. Based on information received from distributors, EDEN estimates that 515,000 ounces of Messenger remained in distributors’ inventories on September 30, 2003.

“In 2003 we narrowed our focus to concentrate on eight targeted crops and reduced our manpower and expenditures in other crops. Total estimated ounces used in these eight crops during the first nine months of 2003 were 400,000 versus 390,000 in the comparable period in 2002. We have achieved significant usage gains in strawberries, melons, and peppers and meaningful usage gains in tobacco and table grapes. These increases have offset substantial usage declines in tomatoes and cherries, that resulted primarily from adverse weather conditions in certain areas,” said Rhett Atkins, President and CEO. “We believe Messenger should be achieving a much greater growth rate in our targeted crops. During the third quarter, we conducted an in-depth analysis of Messenger’s pricing and performance in comparison to that of other key products used by growers. This study suggests that the most significant factor in explaining the growth rate of Messenger is the relationship of our price to the median crop input price. In September, with the cooperation of our retailers, we instituted an aggressive ‘buy one, get one free’ program at the grower level that runs through the end of the year. This program provides us the opportunity to observe the effect of median pricing in certain target markets this fall. We plan to use the information obtained from our pricing study, grower and distributor feedback, and the fall promotion to make final pricing decisions for the 2004 season. We will be introducing a new and improved formulation of Messenger early next year, trade named Messenger STS, and we expect that it will be priced significantly below the current price of Messenger. This will allow us to price toward the median crop input cost in our targeted crops and expand the attractiveness of our offer in other crops. We will also be introducing a new product, trade named Employ, for use in nutritional applications in the fourth quarter of this year.

“We’re very excited about the introduction of our improved formulation, Messenger STS. It removes most restrictions against using chlorinated water, doubles tank-life in the spray tank, and allows product storage and use for 21 days after opening product containers versus the current 24 hour restriction. Our new product, Employ, allows us to expand our plant health offering into the foliar nutritional market and is an excellent fit with our focus and technology,” said Dr. Atkins. “These new products are an important addition to our product line.

“Once we determine our 2004 pricing, we will work with our distributors to reduce the average cost of their existing Messenger inventories using existing and future products. This will substantially increase channel inventory in the immediate term but, we believe, will significantly improve our growth rate and our sales to distributors over the medium term. We believe that grower usage of Messenger will continue in our focus crops in the fourth quarter of 2003 and that this usage will be primarily filled from current distributors’ inventory and from free product provided under the fall promotion,” said Dr. Atkins. “As a result of current channel inventory levels, the seasonality of our targeted crops, and our fall promotion, we expect our sales to distributors in the fourth quarter of this year to be minor.”

Cash and cash equivalents as of September 30, 2003 totaled $21.9 million, compared with $23.8 million at June 30, 2003.

CONFERENCE CALL

EDEN Bioscience will host a live conference call and Web cast to discuss its third quarter 2003 financial results on Thursday, October 23, 2003 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until October 30, 2003, at www.edenbio.com/in/inmain.html.

ABOUT EDEN BIOSCIENCE

EDEN Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-6942, 425-806-7300; www.edenbio.com.

(c)   2003 EDEN Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger®, EDEN®, and EDEN Bioscience® are registered trademarks of EDEN Bioscience Corporation. Messenger is not currently registered for sale or use in Colorado. In California, Messenger is labeled for disease management on strawberries, grapes, and fruiting vegetables only and to increase overall production on citrus and tomato.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors’ inventories of Messenger, estimate of grower usage of Messenger in our targeted crops, estimate of gains in strawberries, melons, peppers, tobacco and table grapes, estimate of decreased usage in cherries and tomatoes, estimates of future growth rate of product usage, factors affecting the growth of product usage, timing and impact of any price changes, estimate of increase in channel inventory and impact on sales and growth rate in the immediate and medium terms, success of fall promotion, estimate of our sales in the fourth quarter 2003, estimate of distributor sales of Messenger in the fourth quarter of 2003, ability to accelerate future sales and Messenger’s benefits to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect EDEN’s actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; risk that the inventory of Messenger held by us and by distributors is aging and may not meet our quality standards; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect EDEN’s financial results is included in EDEN’s most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. EDEN undertakes no obligation to update any forward-looking statements.

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	September 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$21,893,061	$30,729,828
Accounts receivable	43,182	218,529
Inventory	2,123,747	2,216,420
Other current assets	541,548	770,136

Total current assets	24,601,538	33,934,913
Property and equipment, net	16,800,320	18,410,909
Other assets	1,637,658	1,647,304

Total assets	$43,039,516	$53,993,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$264,580	$361,801
Accrued liabilities	1,154,804	3,627,571
Current portion of accrued loss on facility subleases	492,629	292,482
Current portion of capital lease obligations	19,938	95,426

Total current liabilities	1,931,951	4,377,280
Accrued loss on facility subleases, net of current portion	2,497,604	2,613,651
Capital lease obligations, net of current portion	16,156	29,592
Other long-term liabilities	677,925	378,816

Total liabilities	5,123,636	7,399,339

Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares
issued and outstanding at September 30, 2003 and December 31, 2002	--	--
Common stock, $.0025 par value, 100,000,000 shares authorized; issued and outstanding shares - 24,354,322 shares at September 30, 2003;
24,307,495 shares at December 31, 2002	60,886	60,769
Additional paid-in capital	132,513,643	132,466,906
Cumulative translation adjustment	(84,724)	(78,842)
Accumulated deficit	(94,573,925)	(85,855,046)

Total shareholders' equity	37,915,880	46,593,787

Total liabilities and shareholders' equity	$43,039,516	$53,993,126

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Product sales, net of sales allowances	$102,533	$59,884	$1,498,057 (a)	$1,687,420
Operating expenses:
Cost of goods sold	307,766	373,591	1,513,761	2,106,892
Research and development	982,983	2,535,579	4,013,389	8,157,002
Selling, general and administrative	1,406,321	1,965,629	4,852,024	6,842,039

Total operating expenses	2,697,070	4,874,799	10,379,174	17,105,933

Loss from operations	(2,594,537)	(4,814,915)	(8,881,117)	(15,418,513)

Other income (expense):
Interest income	62,411	170,347	233,862	582,994
Interest expense	(1,393)	(7,940)	(8,116)	(31,390)

Total other income	61,018	162,407	225,746	551,604

Loss before income taxes and
cumulative effect of adoption of
SFAS No. 143	(2,533,519)	(4,652,508)	(8,655,371)	(14,866,909)
Provision for income taxes	--	--	--	--

Loss before cumulative effect of
adoption of SFAS No. 143	(2,533,519)	(4,652,508)	(8,655,371)	(14,866,909)
Cumulative effect of adoption of SFAS
No. 143	--	--	(63,508)	--

Net Loss	$(2,533,519)	$(4,652,508)	$(8,718,879)	$(14,866,909)

Basic and diluted net loss per share:
Loss before cumulative effect of
adoption of SFAS No. 143	$(0.10)	$(0.19)	$(0.36)	$(0.61)
Cumulative effect of adoption of SFAS
No. 143	--	--	--	--

Net loss	$(0.10)	$(0.19)	$(0.36)	$(0.61)

Weighted average shares outstanding used
to compute net loss per share	24,354,322	24,254,210	24,334,770	24,219,932

(a)	Includes the elimination of $126,301 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding this reduction in sales allowance liabilities, net product sales for the nine months ended September 30, 2003 totaled $1,371,756.

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